Exhibit 99.1

NEWS RELEASE

Date:	February 22, 2006
FOR IMMEDIATE RELEASE

Contact:	Cheryl Moll
XETA Technologies
(918) 664-8200

XETA TECHNOLOGIES REPORTS

FIRST QUARTER RESULTS

Broken Arrow, OK - XETA Technologies (NASDAQ: XETA) today announced a fiscal 2006 first-quarter loss of $0.141 million, or $0.01 per share diluted, on revenues of $12.7 million.  This compares to earnings of $0.078 million, or $0.01 per share diluted, on revenues of $13.9 million for the period ending January 31, 2005.

According to Jack Ingram, CEO, “For five consecutive quarters we have been maximizing our investment in the sales force buildup to accommodate our new Nortel product line.  This aggressive strategy has resulted in our intentionally operating the Company at close to a break-even level with very little margin for error.  We have been able to successfully negotiate within this constrained environment until this quarter.

“The substandard results for the first quarter come primarily from a single source.  Systems sales were disappointingly low even though order booking rates for the quarter were actually as expected.  We began the quarter with a typical backlog level of approximately $2.4 million.  Bookings for the quarter were up approximately 3% compared to the first quarter of last year.  Because of the nature of two very large orders and the timing specified by these two new customers, neither order was shipped during the quarter.  In fact shipments associated with both of these large orders will more than likely extend into the third quarter of the year.  As a consequence, the long range picture was acceptable, but the first quarter results suffered.  Compounding the issue, our overall gross profit margin was negatively impacted by the delay in installation revenue associated with these orders.”

“Our sales funnel is a leading indicator of future sales results,” stated Greg Forrest, President and COO.  “We have put tremendous emphasis toward building a balanced pipeline of business.  The sales funnel is growing with diversity in all of our three lines of business - Avaya and Nortel systems sales and our managed services initiatives.  We fully expect systems sales to rebound inside our second quarter.  Due to the growth and continued momentum by our sales organization, we remain confident that our targets will be met.”

According to Ingram, “This is the first quarterly loss the Company has incurred in 17 years and all of us at Xeta are disappointed in the results.  The plan for this year is to gradually re-establish a reasonable balance between income and expense, as we see the ultimate level of sales resulting from of our heavy investment in the startup of the sale of the Nortel product.  Despite the first quarter results, we believe our overall plan for the year in still on track.  Therefore we are maintaining our guidance for annual revenues in the $60 to $70 million range with earnings of 8 to 20 cents per share for the year.”

XETA Technologies will host a conference call to discuss fiscal 2006 first quarter results at 10 a.m. CST on Thursday, February 23.  The media, analysts and investors are invited to participate by dialing 800-553-0358.  A replay of the call will be available from 1:30 p.m. CST that day through 11:59 p.m. CST on March 2, 2006 by dialing 800-475-6701, access code 815381.

		Quarter Ending Jan 31st
		2006	2005

Sales	Systems	5,701	6,352
	Services	6,419	6,931
	Other	562	632
	Total	12,682	13,915

Gross Profit Margin		22%	25%

Operating Expense		2,928	3,490

Income from Operations		(152)	17
Interest and Other Income (Expense)		(64)	112

Net Income (Loss) After Tax		(141)	78
Basic Earnings (Loss) Per Share		$(0.01)	$0.01
Diluted Earnings (Loss) Per Share		$(0.01)	$0.01
Wt. Avg. Common Shares Outstanding		10,189	10,027
Wt. Avg. Common Equivalent Shares		10,189	10,074

(The information is presented in thousands except percentages and per-share data.)

			Jan 31, 2006	Oct 31, 2005
Assets	Current	Cash	625	177
		Receivables (net)	9,618	11,634
		Inventories (net)	4,924	5,650
		Other	3,060	2,289
		Subtotal	18,227	19,750

	Non-Current	Receivables (net)	157	167
		PPE (net)	10,436	10,411
		Goodwill & Intangibles	26,632	26,656
		Other	33	35
		Subtotal	37,258	37,269

	Total Assets		55,485	57,019

Liabilities	Current	Notes Payable	864	1,123
		Revolving Line of Credit	4,600	4,395
		Accounts Payable	2,721	4,848
		Unearned Revenue	2,469	1,506
		Accrued Liabilities	1,956	2,398
		Subtotal	12,610	14,270

	Non-Current	Long Term Debt	1,654	1,697
		Other	4,205	3,954
		Subtotal	5,859	5,651

	Total Liabilities		18,469	19,921

Equity			37,016	37,098

(The information is presented in thousands.)

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About XETA Technologies

XETA Technologies is a leading provider of enterprise-class communications solutions, installation and service in the emerging, highly technical world of converged communications solutions for voice and data applications.  XETA has sales and service locations nationwide.  XETA is one of the largest providers of Avaya voice and data communication solutions and has recently added the Nortel voice and data product line.  XETA markets a line of proprietary call accounting systems to the hospitality industry and has long been recognized as the leading provider of call accounting solutions to that industry.  More information about XETA (NASDAQ:  XETA) is available at www.xeta.com.

This news release contains forward-looking statements, which are made subject to the provisions of the Private Securities Litigation Reform Act of 1995.  These statements include statements concerning systems sales, the Company’s business plan, and revenues and earnings expectations.  These and other forward-looking statements (generally identified by such words as “expects,” “plans,” “believes,” “likely,” “anticipates” and similar words or expressions) reflect management’s current expectations, assumptions, and beliefs based upon information currently available to management. Investors are cautioned that all forward-looking statements are subject to certain risks and uncertainties which are difficult to predict and that could cause actual results to differ materially from those projected.  These risks and uncertainties include, but are not limited to: the Company’s ability to improve systems sales while maintaining gross profit margins; increased competition; the Company’s ability to successfully exploit the Nortel Networks market, and the long term success of the Company’s growth strategies; the inability to reverse the decline in gross margins on service revenues; the impact of any additional operating losses upon the Company’s ability to comply with the financial covenants in its credit facility; and the availability and retention of sales professionals and certified technicians.  Additional factors that could affect actual results are described in Item 1.A entitled “ Risk Factors” contained in Part I of the Company’s Form 10-K for its fiscal year ended October 31, 2005.